Exhibit 4.2

SCHOOL SPECIALTY, INC.

Description of Securities Registered Pursuant to

Section 12 of the Securities Exchange Act of 1934

As of December 28, 2019, School Specialty, Inc. (“School Specialty” “we,” “our,” “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, $0.001 par value, authorized 50,000,000 shares, issued and outstanding [•] shares (the “Common Stock”). The following is a summary of the material terms and rights of our Common Stock and the provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 28, 2019, of which this exhibit is a part. The summary is not complete and you should refer to the applicable provisions of our Certificate of Incorporation and Bylaws. Our Certificate of Incorporation authorizes us to issue up to 500,000 shares of preferred stock, $0.001 par value (the “Preferred Stock”). As of December 28, 2019, we have not issued any shares of Preferred Stock.

1. Voting Rights. Subject to applicable law and except as otherwise expressly provided elsewhere in the Certificate of Incorporation or the Bylaws, and subject to the rights of holders of any outstanding series of Preferred Stock, each holder of record of one or more issued and outstanding shares of Common Stock is entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Company, and the approval of all matters brought before the stockholders of the Company requires, in addition to any other vote required by law, the affirmative vote of the holders of a majority of the then-issued and outstanding shares of Common Stock.

Our Common Stock votes as a single class on all matters relating to the election and removal of directors on our Board of Directors and as provided by law, with each share of Common Stock entitling its holder to one vote. Holders of our Common Stock do not have cumulative voting rights. Subject to the voting rights, if any, of holders of any outstanding series of Preferred Stock, the holders of the issued and outstanding shares of Common Stock have the right and power to elect all the directors of the Company by vote of holders of a majority of the votes of the issued and outstanding shares of Common Stock present in person or represented by proxy at any meeting at a which a quorum is present called for the purpose of electing directors.

The Company may not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of Chapter 11 of the United States Bankruptcy Code.

2. Dividends. The Board of Directors may cause dividends to be declared and paid on outstanding shares of Common Stock out of funds legally available for the payment of dividends.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of issued and outstanding shares of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by each such holder, in the remaining assets of the Company available for distribution to its stockholders after the payment, or provision for payment, of all debts and other liabilities of the Company and the payment of any outstanding Preferred Stock that has preferential rights on distributions upon a liquidation, dissolution or winding up of the Company.

4. Fully Paid Shares. All shares of our Common Stock are fully paid and non-assessable.

5. Relative Rights. The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

6. Preferred Stock. Our Board of Directors is authorized, without stockholder approval, subject to applicable law and certain provisions of our Certificate of Incorporation, to issue Preferred Stock in one or more series and fix the number of shares constituting any such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock, including dividend rights, dividend rate, voting rights, terms of redemption, redemption prices, conversion rights and liquidation preferences. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our Common Stock. In addition, any Preferred Stock so issued may rank senior to our Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights.

7. Terms of conversion. Not Applicable.

8. Sinking fund provisions. Not Applicable.

9. Redemption provisions. Not Applicable.

10. Classification of the Board of Directors. Not Applicable.

11. Preemption rights. Not Applicable.

13. Anti-takeover effects of the Delaware General Corporation Law (“DGCL”) and our Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock.

The ability to authorize undesignated Preferred Stock will make it possible for our Board of Directors to issue Preferred Stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals.

Our Certificate of Incorporation and Bylaws provide that special meetings of the stockholders, except as provided for under Delaware law, shall be called: (i) by the Chief Executive Officer when requested to do so by resolution of the Board (adopted by majority vote of the directors then in office), (ii) by the President upon the request of any three directors or (iii) by the Chief Executive Officer or the President upon the written request (which shall state the purpose or purposes therefor) of the holders of shares of our Common Stock representing not less than one-third of the total voting power of all shares of our Common Stock entitled to vote on any issue proposed to be considered at the meeting. Our Certificate of Incorporation and Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Our Bylaws establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors, and other stockholder proposed business. In order for a nomination or other stockholder proposed business to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our Certificate of Incorporation provides that any director elected by the holders of the Common Stock may be removed at any time, with or without cause, upon the affirmative vote of holders of at least a majority of the issued and outstanding shares of our Common Stock. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the Company.

Business Combinations under Delaware Law.

Our Certificate of Incorporation expressly states that we have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the Board of Directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a Company’s Board of Directors. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.